Exhibit 10.7

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of the 30th day of October, 2015, by and between JM Global Holding Company (the “Company") and FirsTrust China Ltd. (the “Consultant”)

WHEREAS, Consultant provides management consulting and advisory services; and

WHEREAS, the Company has decided to retain Consultant to provide consulting services to it and Consultant has agreed to provide such services, on a non-exclusive basis;

NOW, WHEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Term. The term of this Agreement shall be twelve (12) months, commencing on October 30, 2015 and ending on October 29, 2016 (the “Term”). Notwithstanding the foregoing, beginning on the six-month anniversary of this Agreement, this Agreement may be terminated by either party upon three (3) days written notice to the other party for any reason. If either party terminates this Agreement prior to the end of the Term, except as set forth in Section 6.ii., the Company shall not be required to make any further payments under this Agreement.

2.	Scope of Advice and Services. The Company is engaging the Consultant, on a non-exclusive basis, to provide the following services (the “Services”):

a)	Identify potential merger and acquisition targets for the Company, and provide necessary business analysis and evaluation of the targets;

b)	Conduct due diligence of the targeted companies and advise the Company on specific mergers/acquisitions issues;

c)	Following the Business Combination (as defined in Section 18), assist the Company in preparing and implementing new business plans with the objective of improving the Company’s long-term growth potential and delivering value to shareholders;

d)	Following the Business Combination (as defined in Section 18), identify prospective joint venture and strategic alliance opportunities for the Company (both inside and outside China), help the Company to negotiate agreements, and advise the Company on mergers/acquisitions;

e)	Assist the Company’s internal and external investor relations and public relations staff to build market awareness among institutional investors and other potential investors.

3.	Consultant’s Availability. During the Term, the Company shall be entitled to Consultant's services at commercially reasonable times and upon commercially reasonable notice. The Company, in its sole discretion, may engage other consultants to render Services of a similar nature to those being rendered by Consultant, and Consultant, in its sole discretion, may render Services of a similar nature to those rendered hereunder to a third party so long as Consultant maintains the confidentiality of the Company’s confidential information as required by this Agreement. However, the Consultant shall notify the Company if it performs consulting services for any other person or entity that could conflict with its obligations under this Agreement.

4.	Travel. If the Company requests that the Consultant travel, the Company shall reimburse the Consultant for the travel costs based on invoices, receipts, or written requests. However, the Consultant shall obtain the Company’s prior consent, if the travel cost of a single trip exceeds $1,000.

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5.	No Authority to Bind Company. The Consultant shall not sign any agreement, contract or letter of intent for the Company. The Consultant shall not have the power to bind the Company or to commit the Company to any other legal obligation.

6.	Compensation. In consideration of Consultant's entering into this Agreement, The Company has agreed to pay the Consultant the following compensation:

i.	The Company has agreed to pay the Consultant a quarterly cash advisory fee of $60,000, payable quarterly, pro-rated for partial quarters. The first payment of $60,000 will be paid to the Consultant within 7 working days after the signing of this agreement. The following payments are payable by the 15th day of each subsequent quarter, the first such payment being payable on February 15, 2016;

ii.	20,000 restricted shares of the Company’s common stock (the “Shares”), issuable to the Consultant or its designated party upon the closing of a Business Combination (as defined in Section 18). The Shares shall be issuable on the closing date of the Business Combination regardless of whether this Agreement has been terminated prior to such date. The Shares shall be entitled to the same piggy-back registration rights granted by the Company pursuant to Section 2.2 of that certain Registration Rights Agreement, dated July 23, 2015, between the Company and certain security holders of the Company.

Consultant understands that the certificate(s) representing the Shares will contain the following restrictive legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN ABSENCE OF (I) AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER SAID ACT OR (II) AN OPINION OF COMPANY COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

IN ADDITION, THE TRANSFERABILITY OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HEREBY ARE SUBJECT TO THE RESTRICTIONS, TERMS AND CONDITIONS CONTAINED IN A CONSULTING AGREEMENT BETWEEN THE REGISTERED OWNER OF SUCH SHARES AND THE COMPANY.

7.	Type of Relationship. It is agreed that the Consultant is not the Company’s employee, agent or representative, and this Agreement does not constitute an employer-employee relationship or a partnership. The consultant shall pay its own federal, state and local income taxes and other taxes. The Company shall not deduct any federal and state income taxes, social security tax, unemployment tax, and employment insurance from the payments due hereunder to the Consultant.

8.	No Licensed Advice or Services. The Company agrees that the Consultant is NOT:

(a)	Rendering legal advice;
(b)	Performing accounting services
(c)	Acting as an investment advisor; or
(d)	Acting as a broker-dealer within the meaning of any United States federal and state securities laws.

9.	Consultant’s Representations.

(a)	This Agreement has been duly and validly authorized by the Consultant and, when executed and delivered, will constitute the valid and binding agreement of the Consultant, enforceable against the Consultant in accordance with its terms.

(b)	At the time the Consultant was offered the Shares, it was, and as of the date hereof it is, and on the date on which the Shares will be issued to the Consultant, it will be an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act of 1933, as amended.

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10.	No Guaranty. The Company agrees that Consultant cannot guarantee the results or effectiveness of any services the Consultant provides. Rather, the Consultant shall use its commercially reasonable efforts to provide advice and conduct its services in a professional manner and according to good industry practice.

11.	Confidentiality. The Consultant agrees that any information, such as the Company’s business, operations or future plans shall be kept confidential. Absent the Company’s consent, the Consultant shall not disclose confidential information to any third party, except its lawyers, accountants, commercial bankers and investment bankers. The Consultant also agrees to sign a commercially reasonable Confidentiality Agreement and Insider Trading Policy.

12.	No Assignment. This Agreement and the rights, duties and obligations of the parties hereunder may not be assigned or delegated by either party in whole or in part. Any attempt to assign this Agreement shall be null and void.

13.	Written Modification. Any modification, deletion or addition to this Agreement requires the written consent of both parties before it can be enforced. This Agreement is also binding upon the heirs, trustees, and other legal representatives of both parties.

14.	Entire Understanding. This Agreement contains the entire understanding between the parties hereto regarding the transactions described hereby. It replaces all other agreements between the parties regarding the Consultant’s services performed for the Company.

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15.	Governing Law and Jurisdiction. This Agreement shall be construed according to the State of New York’s laws and subject to the jurisdiction of New York’s courts.

16.	Resolving Disagreements. The parties shall discuss any disagreements. If necessary, they shall jointly retain the Judicial Arbitration and Mediation Services (“JAMS”) in New York, New York to arbitrate the disagreement. One arbitrator selected by JAMS shall be used, unless the parties agree on an arbitrator.

17.	Counterparts. This Agreement may be executed in more than two counterparts, each of which shall be enforceable against the parties executing such counterparts, and all of which together shall constitute a single document. Except as otherwise stated herein, a facsimile transmission or copy of the original documents shall be as effective and enforceable as the original.

18.	Non-Public Information. The Consultant acknowledges that the United States securities laws and other laws prohibit any person or entity who has material, non-public information concerning the Company from purchasing or selling any of its securities, and from communicating such information to any person or entity under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. The Consultant acknowledges that the confidentiality provisions of this Agreement shall be deemed to be an agreement to keep all non-public information of the Company in confidence as contemplated by Regulation FD promulgated by the Securities and Exchange Commission. In addition, the Consultant acknowledges and agrees some of the non-public information of the Company (including the fact that discussions between the Consultant and the Company have been undertaken) may be considered “material non-public information” for purposes of the federal securities laws (“Insider Information”) and that the Consultant and its officers, directors, employees, agents and authorized representatives will abide by all securities laws relating to the handling of and acting upon Insider Information.

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19.	Waiver of Claims Against Trust. Reference is made to the final prospectus of the Company, filed with the Securities Exchange Commission (File No. 333-204995) (the “Prospectus”), and dated as of July 24, 2015 (the “Effective Date”). The Consultant warrants and represents that it has read the Prospectus and understands that the Company has established a trust account containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (collectively, with interest accrued from time to time thereon, the “Trust Fund”) initially in an amount of $50,000,000 for the benefit of the Company’s public stockholders (the “Public Stockholders”) and certain parties and that the Company may disburse monies from the Trust Fund only: (i) to the Public Stockholders in the event they elect to redeem the shares of common stock of the Company in connection with the consummation of the Company’s initial business combination (as such term is used in the Prospectus) (the “Business Combination”), (ii) to the Public Stockholders if the Company fails to consummate a Business Combination within 24 months from the closing of the IPO, (iii) any interest earned on the amounts held in the Trust Fund necessary to pay any taxes or (iv) to the Company after or concurrently with the consummation of a Business Combination. For and in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Consultant hereby agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Fund or distributions thereform, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, any proposed or actual business relationship between the Company and the Consultant, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Claims”). The Consultant hereby irrevocably waives any Claims it may have against the Trust Fund (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company and will not seek recourse against the Trust Fund (including any distributions therefrom) for any reason whatsoever (including, without limitation, for an alleged breach of this Agreement). The Consultant agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Company to induce it to enter in this Agreement, and the Consultant further intends and understands such waiver to be valid, binding and enforceable under applicable law. To the extent the Consultant commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Company, which proceeding seeks, in whole or in part, monetary relief against the Company, the Consultant hereby acknowledges and agrees its sole remedy shall be against funds held outside of the Trust Fund and that such claim shall not permit the Consultant (or any party claiming on the Consultant’s behalf or in lieu of the Consultant) to have any claim against the Trust Fund (including any distributions therefrom) or any amounts contained therein. In the event the Consultant commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Company, which proceeding seeks, in whole or in part, relief against the Trust Fund (including any distributions therefrom) or the Public Stockholders, whether in the form of money damages or injunctive relief, the Company shall be entitled to recover from the Consultant the associated legal fees and costs in connection with any such action, in the event the Company prevails in such action or proceeding.

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20.	Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) if delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, (ii) mailed by certified or registered mail with postage prepaid, on the third (3rd) business day after the date on which it is so mailed, or (iii) sent by facsimile transmission, without receipt of confirmation that such transmission has been received:

(a)	If to the Company, to:
1615 South Congress Avenue
Suite 103
Delray Beach, Florida 33445
Attn: Tim Richerson

(b)	If to the Consultant, to:
99 Huangpu Road, Ste. 1701
Shanghai Bund International Plaza
Shanghai, China, 200080
Attn: Tom Xia

or to any other address or number as may have been furnished to the other party in writing.

21.	Signing. If this Agreement is consistent with your understanding, please sign the enclosed copy of it in the space indicated below and return it to the undersigned. This Agreement is effective immediately after signed.

JM Global Holding Company		FirsTrust China Ltd

By:	/s/ Qi (Jacky) Zhang	Signature	/s/ Tom Xia
Name:	Qi (Jacky) Zhang	Name:	Tom Xia
Title:	Chairman	Title:	Managing Director

Date October 30, 2015		Date October 30, 2015

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